CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Zacks Trust and to the use of our report dated January 27, 2023 on the financial statements and financial highlights of Zacks All-Cap Core Fund, Zacks Small-Cap Core Fund, and Zacks Dividend Fund, each a series of shares of Zacks Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 24, 2023